                                                                   EXHIBIT 2.3











                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

                           FRESCHE BLOSSOMS L.L.C.,
                     a Delaware limited liability company

                                  UAF, L.P.,
                        a Delaware Limited Partnership

                        AGRIMAX FLORAL PRODUCTS, INC.,
                            a Minnesota corporation

                       UNIVERSAL AMERICAN FLOWERS, INC.,
                             a Florida corporation

                                      AND

                 Certain Other Persons Named in the Agreement

                     AGREEMENT AND PLAN OF REORGANIZATION

                               TABLE OF CONTENTS

                                   ARTICLE I
                                  DEFINITIONS


                                                                          Page

1.1  Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.2  Agreement of Limited Partnership of
      the Partnership. . . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.3  AgriMax Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.4  AgriMax Equipment Bill of Sale. . . . . . . . . . . . . . . . . . . . 2
1.5  AgriMax Facilities. . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.6  AgriMax Intellectual Property . . . . . . . . . . . . . . . . . . . . 2
1.7  AgriMax Intellectual Property Assignment. . . . . . . . . . . . . . . 2
1.8  Assignment of Company Interests . . . . . . . . . . . . . . . . . . . 2
1.9  Certificate of Limited Partnership of the Partnership . . . . . . . . 2
1.10 Closing and Closing Date. . . . . . . . . . . . . . . . . . . . . . . 2
1.11 Competing Business. . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.12 Constituent Entities. . . . . . . . . . . . . . . . . . . . . . . . . 2
1.13 Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.14 Encumbrance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.15 Financing Document. . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.16 Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . 3
1.17 Indemnitees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.18 Main Lease. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.19 Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.20 NewCorp . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.21 Non-Member Managers . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.22 Operating Agreement . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.23 Percentage Interest . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.24 Restricted Stock Purchase Agreement . . . . . . . . . . . . . . . . . 3
1.25 Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.26 Sublease. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.27 Surviving Entity. . . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.28 UAF Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.29 UAF Bill of Sale, Assignment, Assumption and
       General Conveyance. . . . . . . . . . . . . . . . . . . . . . . . . 3
1.30 UAF Members . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
1.31 UAF Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . 4
1.32 UAF Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4



                                  ARTICLE II
            TRANSFER OF INTERESTS OF UAF MEMBERS IN COMPANY TO UAF

                                                                          Page

2.1 Transfer of Interests of UAF Members . . . . . . . . . . . . . . . . . 4
2.2 Acceptance of UAF as Substitute Member of the Company. . . . . . . . . 4


                                  ARTICLE III
          CONVEYANCE AND ASSIGNMENT OF CERTAIN ASSETS TO PARTNERSHIP

3.1 Formation of Partnership . . . . . . . . . . . . . . . . . . . . . . . 4
3.2 Conveyance and Assignment of AgriMax Equipment
      and AgriMax Intellectual Property to Partnership . . . . . . . . . . 4
3.3 Conveyance and Assignment of Certain UAF
      Assets to Partnership. . . . . . . . . . . . . . . . . . . . . . . . 5
3.4 Transfer Taxes and Fees. . . . . . . . . . . . . . . . . . . . . . . . 5
3.5 Activities of UAF Following Closing. . . . . . . . . . . . . . . . . . 5
3.6 Agreements Relating to Competition With Partnership  . . . . . . . . . 5


                                  ARTICLE IV
                  MERGER OF THE COMPANY INTO THE PARTNERSHIP

4.1 Merger and Effective Time. . . . . . . . . . . . . . . . . . . . . . . 6
4.2 Certificate of Limited Partnership of Surviving Entity . . . . . . . . 6
4.3 Agreement of Limited Partnership of Surviving Entity . . . . . . . . . 6
4.4 Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
4.5 Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . 7
4.6 Capital Accounts of and Percentage Interest in the Partnership . . . . 7


                                   ARTICLE V
                                 OTHER MATTERS

5.1 Sale of UAF Common Stock to Bauer and Bakula . . . . . . . . . . . . . 7
5.2 Appointment of AgriMax Representative to
      Board of Directors of UAF. . . . . . . . . . . . . . . . . . . . . . 8
5.3 Financing Assistance . . . . . . . . . . . . . . . . . . . . . . . . . 9
5.4 Effect on Operating Agreement. . . . . . . . . . . . . . . . . . . . . 9



                                  ARTICLE VI
                        REPRESENTATIONS AND WARRANTIES

                                                                          Page

6.1  Representations and Warranties of UAF . . . . . . . . . . . . . . . .10
6.2  Representations and Warranties of AgriMax . . . . . . . . . . . . . .12
6.3  Representations and Warranties of UAF Members
      and Non-Member Managers. . . . . . . . . . . . . . . . . . . . . . .14


                                  ARTICLE VII
                            CLOSING; EFFECTIVE DATE

7.1  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
7.2  Simultaneous Transactions . . . . . . . . . . . . . . . . . . . . . .15
7.3  Post-Closing Actions. . . . . . . . . . . . . . . . . . . . . . . . .15


                                 ARTICLE VIII
                          INDEMNIFICATION BY AGRIMAX

8.1  Indemnification by AgriMax. . . . . . . . . . . . . . . . . . . . . .15


                                  ARTICLE IX
                              GENERAL PROVISIONS

9.1  Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
9.2  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
9.3  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
9.4  Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . .18
9.5  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
9.6  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .18
9.7  No Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
9.8  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
9.9  Other Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . .19
9.10 Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . .19
9.11 Absence of Third-Party Beneficiary Rights . . . . . . . . . . . . . .19
9.12 Mutual Drafting . . . . . . . . . . . . . . . . . . . . . . . . . . .19
9.13 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .19

SIGNATURE PAGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
Exhibits

Exhibit 2.1     -     Assignment of Company Interests
Exhibit 3.2(a)  -     AgriMax Equipment Bill of Sale
Exhibit 3.2(b)  -     AgriMax Intellectual Property Assignment
Exhibit 3.3     -     UAF Bill of Sale, Assignment, Assumption
                        and General Conveyance
Exhibit 5.1     -     Restricted Stock Purchase Agreement


Schedules

Schedule 3.1    -     List of Additional AgriMax Equipment
Schedule 3.2(a) -     Encumbrances Pertaining to AgriMax Equipment

                     AGREEMENT AND PLAN OF REORGANIZATION


    This Agreement and Plan of Reorganization is entered into as of the 27th day of October, 1995, by and among Fresche Blossoms L.L.C., a Delaware limited liability company (the "Company"), UAF, L.P., a Delaware limited partnership (the "Partnership"), AgriMax Floral Products, Inc., a Minnesota corporation ("AgriMax"), Universal American Flowers, Inc., a Florida corporation ("UAF"), William C. McClure ("McClure"), Gary W. Butler ("Butler"), Dorothea J. Owens ("Owens"), Timothy C. Finn ("Finn"), John W. Suber, Jr. ("Suber"), Anthony J. Wright ("Wright"), Doug Bauer ("Bauer") and Roxanne E. Bakula ("Bakula").

                                  WITNESSETH:

    WHEREAS, the Company was formed pursuant to an Operating and Transition Agreement dated as of May 1, 1995 (the "Operating Agreement") for the purpose, among other things, of operating a floral products business consisting of the combination of assets and resources described in the Operating Agreement;

    WHEREAS, the Operating Agreement provided procedures pursuant to which the members of the Company could determine whether or not the combination of assets and resources described in the Operating Agreement was desirable and whether or not the operations of the Company should be combined with the operations of UAF;

    WHEREAS, the parties deem such combination desirable but further desire to effect such combination on terms different from the terms provided for in the Operating Agreement; and

    WHEREAS, this Agreement sets forth the terms on which the parties desire to effect such combination.

    NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

    In addition to terms defined above or in subsequent sections of this Agreement, certain capitalized terms used herein have the respective meanings assigned below.

      1.1 "Agreement" means this Agreement and Plan of Reorganization, as it may be amended or supplemented from time to time.

      1.2 "Agreement of Limited Partnership of the Partnership" means the agreement described in Section 3.1, as may be amended or supplemented from time to time.


      1.3 "AgriMax Equipment" means all equipment listed on Schedule 1.6 of the Operating Agreement which was located at the AgriMax Facilities and used by AgriMax in its packaged fresh flower and floral preservative distribution business as of May 1, 1995 and all other equipment listed on "Schedule 1.3" attached hereto which is located at the AgriMax Facilities as of the date hereof.

      1.4 "AgriMax Equipment Bill of Sale" means a bill of sale substantially in the form attached hereto as "Exhibit 3.2(a)".

      1.5 "AgriMax Facilities" means the buildings, offices, warehouses, improvements and other real property leased by AgriMax at 3821 Barringer Drive, Charlotte, North Carolina.

      1.6 "AgriMax Intellectual Property" means the trademarks Fresche Blossoms(R), Everguard(R), and Fresche Blossoms Express (TM), the formula for the Everguard preservative, any AgriMax trade secrets existing on May 1, 1995 and all permits, licenses and franchises used by AgriMax in its packaged fresh flower and floral preservative distribution business as of May 1, 1995, to the extent transferable.

      1.7 "AgriMax Intellectual Property Assignment" means an assignment in substantially the form attached hereto as "Exhibit 3.2(b)".

      1.8 "Assignment of Company Interests" means an assignment in substantially the form attached hereto as "Exhibit 2.1".

      1.9 "Certificate of Limited Partnership of the Partnership" means the certificate described in Section 3.1.

      1.10 "Closing" and "Closing Date" mean the time and date, as set forth in Section 6.1 hereof, on which this Agreement and the related agreements and instruments referred to herein are executed and delivered by the respective parties hereto and thereto, and the Merger and the related transactions are consummated.

      1.11 "Competing Business" means any business that is principally engaged in business activities that are in material competition with business activities in which the Partnership, NewCorp or any successor entity is engaged.

      1.12  "Constituent Entities" has the meaning set forth in Section 4.1.

      1.13  "Effective Time" has the meaning set forth in Section 4.1.

      1.14 "Encumbrance" means any mortgage, claim, charge, lien, encumbrance, easement, limitation, restriction, commitment, or security interest, except statutory liens securing taxes, assessments, and payments not yet due, and liens incurred in the ordinary course of business (including liens in favor of mechanics or materialmen).

      1.15  "Financing Documents" has the meaning set forth in Section 6.1(g).


      1.16 "Financial Statements" mean the audited balance sheets of UAF at June 30, 1994 and at June 30, 1995, and audited statements of income and cash flows for the twelve-month period ended June 30, 1994 and the twelve-month period ended June 30, 1995, prepared in accordance with generally accepted accounting principles, consistently applied.

      1.17  "Indemnitees" has the meaning set forth in Article XIII.

      1.18  "Main Lease" has the meaning set forth in Section 6.2(h).

      1.19 "Merger" means the merger of the Company into the Partnership as set forth in Section 4.1.

      1.20 "NewCorp" has the meaning set forth in the Agreement of Limited Partnership of the Partnership.

      1.21  "Non-Member Managers" means Bauer and Bakula.

      1.22 "Operating Agreement" means the Operating and Transition Agreement dated as of May 1, 1995, among AgriMax, McClure, Butler, Owens, Finn, Suber and Wright, as it may be amended or supplemented from time to time.

      1.23 "Percentage Interest" has the meaning set forth in the Agreement of Limited Partnership of the Partnership.

      1.24 "Restricted Stock Purchase Agreement" means an agreement in substantially the form attached hereto as "Exhibit 5.1".

      1.25  "Shares" has the meaning set forth in Section 6.1(f).

      1.26 "Sublease" means the Sublease Agreement dated effective as of May 1, 1995 between AgriMax and the Company covering the AgriMax Facilities.

      1.27  "Surviving Entity" has the meaning set forth in Section 4.1.

      1.28 "UAF Assets" means all of the properties, rights and interests of UAF to be conveyed to the Partnership as set forth in the UAF Bill of Sale, Assignment, Assumption and General Conveyance.

      1.29 "UAF Bill of Sale, Assignment, Assumption and General Conveyance" means an agreement in substantially the form attached hereto as "Exhibit 3.3".

      1.30  "UAF Members" mean McClure, Butler, Owens, Finn, Suber and Wright.

      1.31 "UAF Common Stock" means shares of the common stock, par value $1.00 per share, of UAF.

      1.32 "UAF Value" means a dollar amount equal to eight (8) times UAF's income before interest, taxes, depreciation and amortization for the 12-month period ended June 30, 1995, calculated based on the Financial Statements for such period in accordance with generally accepted accounting principles consistently applied.


                                  ARTICLE II
            TRANSFER OF INTERESTS OF UAF MEMBERS IN COMPANY TO UAF

      2.1 Transfer of Interests of UAF Members. Immediately prior to the Merger, each of the UAF Members shall assign and transfer such UAF Member's interests in the Company to UAF by executing and delivering an Assignment of Company Interests in substantially the form attached hereto as "Exhibit 2.1". The UAF Members shall receive no direct consideration for such assignment and transfer, and the UAF Members acknowledge that the consideration for such assignment and transfer shall be the increased value, if any, of the UAF Common Stock held by the UAF Members resulting from the transactions contemplated by this Agreement.

      2.2 Acceptance of UAF as Substitute Member of the Company. Upon the assignment and transfer described in Section 2.1, UAF shall execute and deliver a counterpart signature page to the Operating Agreement, shall enter into an admission agreement with the Company as provided in Section 17.3 of the Operating Agreement and shall become a member of the Company. By executing and delivering this Agreement, AgriMax (as the only other remaining member of the Company following such assignment and transfer) hereby consents to the admission of UAF as a member of the Company.


                                  ARTICLE III
                           FORMATION OF PARTNERSHIP;
          CONVEYANCE AND ASSIGNMENT OF CERTAIN ASSETS TO PARTNERSHIP

      3.1 Formation of Partnership. On or prior to the Closing Date, UAF and AgriMax shall have entered into an Agreement of Limited Partnership in form and content acceptable to UAF and AgriMax providing for and establishing the Partnership pursuant to the laws of the State of Delaware. UAF shall be the general partner of the Partnership and AgriMax shall be the initial limited partner of the Partnership. In its capacity as general partner, UAF shall have caused a Certificate of Limited Partnership of the Partnership in form and content acceptable to UAF and AgriMax to be executed and filed with the Secretary of State of the State of Delaware.

      3.2 Conveyance and Assignment of AgriMax Equipment and AgriMax Intellectual Property to Partnership. Immediately prior to the Merger, AgriMax shall (a) convey and assign all of its rights, title and interests in and to the AgriMax Equipment to the Partnership, free and clear of any and all Encumbrances (other than those set forth in "Schedule 3.2(a)"), by executing and delivering the AgriMax Equipment Bill of Sale in substantially the form attached hereto as "Exhibit 3.2(a)" and (b) shall convey and assign all of its rights, title and interests in and to the AgriMax Intellectual Property to the Partnership free and clear of any and all Encumbrances by executing and delivering the AgriMax Intellectual Property Assignment in substantially the form attached hereto as "Exhibit 3.2(b)".

      3.3 Conveyance and Assignment of Certain UAF Assets to Partnership. Immediately prior to the Merger, UAF shall convey and assign all of its rights, title and interests in and to the UAF Assets to the Partnership by executing and delivering the UAF Bill of Sale, Assignment, Assumption and General Conveyance in substantially the form attached hereto as "Exhibit 3.3" and the Partnership shall assume the liabilities of UAF and any Encumbrances upon the UAF Assets as provided therein.

      3.4 Transfer Taxes and Fees. The Partnership shall assume and pay all obligations for taxes and governmental fees incurred or imposed in connection with the transfer as provided in Sections 3.2 and 3.3 of the AgriMax Equipment, the AgriMax Intellectual Property and the UAF Assets to the Partnership, other than any taxes on AgriMax's or UAF's respective net income.

      3.5 Activities of UAF Following Closing. From and after the Closing and for so long as UAF retains any interest in the Partnership, UAF shall not, without the prior written consent of AgriMax, engage in any business activities other than maintaining its corporate existence, holding its interests in the Partnership, and acting as general partner of the Partnership pursuant to the Agreement of Limited Partnership of the Partnership.

      3.6 Agreements Relating to Competition With Partnership. The parties acknowledge that UAF or Affiliates of UAF may from time to time in the future desire to acquire one or more Competing Businesses. The provisions of this
Section 3.6 set forth certain agreements of the parties concerning activities of UAF or its Affiliates regarding competition with the Partnership, NewCorp or any successor entity. For purposes of this Section 3.6, the determination as to whether a person or entity is an Affiliate of UAF shall be made at the time the proposed competing activity is to be conducted and not as of the date of this Agreement.

            (a) In the event a Competing Business is proposed to be acquired by the Partnership, NewCorp or any successor entity (and provided the acquisition requires the consent of AgriMax or any Affiliate of AgriMax pursuant to the Agreement of Limited Partnership of the Partnership or any other agreement or applicable law), and if the acquisition of the Competing Business is prevented as a result of the failure by AgriMax or any Affiliate of AgriMax to provide any necessary consent or approval, then UAF or its Affiliates shall be permitted to acquire the Competing Business and to engage in activities pursuant to such Competing Business as then being conducted that are in competition with the Partnership, NewCorp or any successor entity.

            (b) In the event a Competing Business is proposed to be acquired by UAF or any Affiliate of UAF, then UAF or its Affiliates shall offer or cause to be offered to AgriMax or its Affiliates the opportunity to participate in such Competing Business by acquiring (on terms not less favorable than the terms upon which UAF or its Affiliates propose to acquire the Competing Business) a percentage equity ownership interest in the Competing Business equal to the then percentage equity interest of AgriMax or its Affiliates in the Partnership, NewCorp or any successor entity. If AgriMax or its Affiliates decline to participate in such Competing Business by acquiring the full amount of equity ownership offered as provided in the preceding sentence, then UAF or its Affiliates shall be permitted to acquire the Competing Business and to engage in activities pursuant to such Competing Business as then being conducted that are in competition with the Partnership, NewCorp or any successor entity.

            (c) Except as otherwise provided in this Section 3.6, neither UAF nor its Affiliates shall acquire or engage in any Competing Business without the prior written consent of AgriMax. The restrictions in this
      Section 3.6 or the ability of UAF or its Affiliates to engage in competitive activities shall expire at such time as (i) UAF or its Affiliates cease to own any equity interest in the Partnership, NewCorp or any successor entity, (ii) AgriMax or its Affiliates cease to own any equity interest in the Partnership, NewCorp or any successor entity or
      (iii) the Partnership, NewCorp or UAF are required to file reports with the Securities and Exchange Commission pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.


                                  ARTICLE IV
                  MERGER OF THE COMPANY INTO THE PARTNERSHIP

      4.1 Merger and Effective Time. Subject to the terms and conditions of this Agreement and in accordance with the provisions of the laws of the State of Delaware, the Company shall be merged with and into the Partnership, which shall be and is herein sometimes referred to as the "Surviving Entity," and all of which entities sometimes hereinafter being referred to as the "Constituent Entities." A properly executed Certificate of Merger shall be filed with the Secretary of State of the State of Delaware in accordance with the laws of the State of Delaware on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger as provided above (hereinafter referred to as the "Effective Time.")

      4.2 Certificate of Limited Partnership of Surviving Entity. At the Effective Time, the Certificate of Limited Partnership of the Partnership shall become the Certificate of Limited Partnership of the Surviving Entity.

      4.3 Agreement of Limited Partnership of Surviving Entity. At the Effective Time, the Agreement of Limited Partnership of the Partnership shall become the Agreement of Limited Partnership of the Surviving Entity.

      4.4 Partners. The partners of the Partnership at the Effective Time shall be the partners of the Surviving Entity until such partners shall withdraw or be removed or additional or substituted partners shall be admitted as provided in the Agreement of Limited Partnership. The members of the Company shall cease to have any power or authority in such capacity with respect to any Constituent Entity at the Effective Time.

      4.5 Effect of the Merger. At the Effective Time, the separate existence of each of the Constituent Entities other than the Surviving Entity shall cease, and in accordance with the terms of this Agreement, all of the rights, privileges and powers of the Constituent Entities and all property, real, personal and mixed, and all debts due to either of the Constituent Entities, as well as all other things and causes of action belonging to each of the Constituent Entities shall be vested in the Surviving Entity, and shall thereafter be the property of the Surviving Entity as they were of each Constituent Entity, and the title to any real property vested by deed or otherwise in either of the Constituent Entities shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of either of the Constituent Entities shall be preserved unimpaired. All debts, liabilities and duties of each Constituent Entity shall thenceforth attach to the Surviving Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

      4.6   Capital Accounts of and Percentage Interest in the Partnership.
At the Effective Time, UAF and AgriMax will be the only members of the Company and the only partners of the Partnership. In connection with and as a result of the Merger and the respective capital contributions to the Partnership provided for in Sections 3.2 and 3.3, (i) UAF and AgriMax shall be credited on the books of the Partnership with capital account balances in the amount of $8,715,158 for UAF (an amount equal to 82.19% of the sum of $2,000,000 plus the UAF Value) and $1,888,514 for AgriMax (an amount equal to 17.81% of the sum of $2,000,000 plus the UAF Value) and (ii) the initial Percentage Interest of UAF in the Partnership will be 82.19% and the initial Percentage Interest of AgriMax in the Partnership will be 17.81%. The relative rights of UAF and AgriMax pertaining to distributions from the Partnership and voting rights based on respective capital account balances and Percentage Interests as well as other matters pertaining to the operation and affairs of the Partnership shall be as provided in the Agreement of Limited Partnership of the Partnership.


                                   ARTICLE V
                                 OTHER MATTERS

      5.1 Sale of UAF Common Stock to Bauer and Bakula. UAF shall issue and sell 3,959 shares of UAF Common Stock to Bauer and 3,959 shares of UAF Common Stock to Bakula. Each such purchase and sale shall be evidenced by and conducted in accordance with a Restricted Stock Purchase Agreement in substantially the form attached hereto as "Exhibit 5.1" to be executed and delivered by UAF and Bauer or Bakula, as the case may be. The consideration for the UAF Common Stock and other terms of the purchase and sale shall be as set forth in the applicable Restricted Stock Purchase Agreement.

      5.2 Appointment of AgriMax Representative to Board of Directors of UAF. For so long as (i) UAF retains any interest in the Partnership and (ii) AgriMax, or its successors or assigns, retains any interest in the Partnership, each of McClure, Butler, Owens, Finn, Suber, Wright, Bauer and Bakula agree to vote all of the UAF Common Stock or other voting securities of UAF over which he or she has control and to take all other necessary actions within his or her control in order:

            (a) to cause the election to the Board of Directors of UAF of one (1) person designated by AgriMax (which person shall be acceptable to McClure in his reasonable discretion);

            (b) to cause the removal from the Board of Directors of the representative designated by AgriMax upon the express written request of AgriMax;

            (c) in the event that the representative designated by AgriMax ceases to serve as a member of the Board of Directors during his term of office, to cause the resulting vacancy on the Board to be filled by a representative designated by AgriMax (which person shall be acceptable to McClure in his reasonable discretion); and

            (d) to refrain from, and to cause the Company to refrain from, taking any action, without the prior written consent of AgriMax, to remove the Board representative designated by AgriMax.

      Each of McClure, Butler, Owens, Finn, Suber, Wright, Bauer and Bakula further agree that, for so long as the agreements set forth above with respect to the voting of certain shares by such persons remain in effect, he or she shall not, without the prior written consent of AgriMax, sell, transfer, assign or convey any of the shares that are subject to such agreements to any other person or entity unless such person or entity has agreed in writing to vote such shares and to take the other actions as set forth in clauses (a) through (d) above.

      In addition, for so long as (i) UAF retains any interest in the Partnership and (ii) AgriMax, or its successors or assigns, retains any interest in the Partnership, UAF shall not, without the prior written consent of AgriMax, issue any shares of UAF Common Stock or other voting securities of UAF to any person or entity unless such person or entity has first agreed in writing to vote such shares and to take the other actions as set forth in clauses (a) through (d) above.

      All certificates evidencing shares of UAF Common Stock or other voting securities of UAF shall bear a legend in substantially the following form:

      "The shares represented by this certificate are subject to certain transfer and other restrictions stated in that certain Agreement and Plan of Reorganization dated as of October 27, 1995 which is on file at the principal offices of the Corporation. By accepting this certificate, or any of the shares represented hereby, such transferee agrees automatically to be bound by and to accept the restrictions set forth in such Agreement and Plan of Reorganization."

      Each of McClure, Butler, Owens, Finn, Suber, Wright, Bauer and Bakula have pledged all of the UAF Common Stock owned by them to Sun Bank, National Association pursuant to a pledge agreement. Anything in this Section 5.2 to the contrary notwithstanding, the parties hereby agree that in the event of any foreclosure pursuant to such pledge agreement or other event giving Sun Bank, National Association, the right to vote the UAF Common Stock or other voting securities of UAF owned by the above-named persons, Sun Bank, National Association, and its successors or assigns, shall not be required to vote such shares or take the other actions set forth in clauses (a) through (d) above.

      5.3   Financing Assistance.   For so long as AgriMax, or any affiliate
of AgriMax, hold any interest in the Partnership or any shares of capital stock of NewCorp, AgriMax shall cause its indirect parent, Epitope, Inc., to consult with the Partnership or NewCorp, as the case may be, and provide advisory assistance as reasonably requested by the Partnership or NewCorp, as the case may be, regarding financing of the Partnership's or NewCorp's operations.

      5.4   Effect on Operating Agreement.   The Merger and the other
transactions contemplated by this Agreement are intended by the parties to effect the transactions referred to in the Operating Agreement as the "Combination," with such modifications as are set forth herein. This Agreement sets forth and shall control in all respects the agreements of the parties concerning the combination of certain assets of the Company and certain assets of UAF and AgriMax as set forth herein and, as a result, shall replace and supersede the provisions of the Operating Agreement pertaining specifically to the manner of effecting the "Combination" and the representations, warranties and agreements contained in the Operating Agreement that were to have been given or made as of the effective date of the "Combination." In this regard, it is understood and agreed that this Agreement shall replace and supersede the representations and warranties of the parties contained in the Operating Agreement that were to have been given as of the "Transition Effective Date" (as defined in the Operating Agreement) and that the representations and warranties contained in the Operating Agreement have not been and will not be given pursuant to the Operating Agreement as of any date other than the "Effective Date" under the Operating Agreement. Except to the extent specifically indicated in this Section 5.4, this Agreement and the transactions contemplated hereby shall not otherwise alter or affect the obligations, rights, duties or liabilities of the parties under the Operating Agreement relating to the formation and operation of the Company prior to the Merger, including, without limitation, the representations, warranties and agreements made or given as of the "Effective Date" under the Operating Agreement and the indemnifications by AgriMax set forth in Section 20 of the Operating Agreement.


                                  ARTICLE VI
                        REPRESENTATIONS AND WARRANTIES

      6.1 Representations and Warranties of UAF. UAF represents and warrants to AgriMax, as of the Closing Date, as follows:

            (a) Authority; Binding Effect. UAF has full right, power and authority to execute, deliver and perform this Agreement and the related agreements referred to herein that are to be executed, delivered and performed by UAF and to consummate the transactions contemplated hereby and thereby. This Agreement is, and the related agreements referred to herein that are to be executed and delivered by UAF are, the valid and binding agreements of UAF enforceable against UAF in accordance with their terms, except as such enforcement may be limited by the effect of bankruptcy, reorganization, insolvency and other similar creditors rights laws generally, and by equitable principles regardless of whether the preceding is brought at law or in equity. The execution, delivery and performance of this Agreement and the related agreements by UAF have been duly authorized by the board of directors and shareholders of UAF. No other proceedings on the part of UAF's board of directors or shareholders are necessary to authorize the execution, delivery and performance of this Agreement or the related agreement by UAF.

            (b) No Consents. Except for consents in connection with the transfer of the UAF Assets as provided herein that are required pursuant to the Financing Documents and other agreements pertaining to or included in the UAF Assets, no consent of, approval by, filing with, or notice to any governmental authority or other person or entity is required by UAF to execute, deliver and perform this Agreement or the related agreements referred to herein that are to be executed, delivered and performed by UAF or to consummate the transactions contemplated hereby or thereby.

            (c) No Violations. Neither the execution of this Agreement and the related agreements referred to herein that are to be executed and delivered by UAF nor the consummation of the transactions contemplated hereby and thereby will result in (i) a violation or conflict with any provision of UAF's articles of incorporation or bylaws, (ii) a breach of, or default under, any term or provision of any contract (including, without limitation, any Financing Document), indebtedness, lease, encumbrance, commitment, license, franchise, permit, authorization, or concession to which UAF is a party or by which its assets are bound (except for violations, breaches or defaults as a result of the failure to obtain any consents referred to in Section 6.1(b) in connection with the transfer of the UAF Assets), (iii) a violation by UAF of any law, rule, regulation or judicial or administrative order, or (iv) an imposition of any encumbrance, restriction or charge on the business of UAF or on any of its assets, except as contemplated by this Agreement.

            (d) Organization, Standing and Power. UAF is a validly existing corporation in good standing under the laws of the State of Florida. UAF has all requisite power and authority, corporate and other, to own and operate its properties and assets, to lease any leased properties and assets used in its business, and to carry on its business as it is now being conducted. UAF is duly qualified and licensed to do business in every jurisdiction in which such qualification or license is required. Complete and accurate copies of UAF's articles of incorporation and bylaws, as amended through the date hereof, have been delivered to AgriMax.

            (e) Compliance with Laws and Other Instruments. UAF is in compliance with its articles of incorporation and bylaws and with all laws, regulations and judicial and administrative orders applicable to it, to its assets, properties and rights, and to the conduct of its business, the noncompliance with which would have a material adverse effect on the financial condition or business of UAF, and UAF has not received any notice or claim of a violation of any such law, rule, regulation or order.

            (f)   Capitalization.

                  (i) Schedule 9.3.1(a) of the Operating Agreement contains a complete and accurate list of the outstanding shares of capital stock of UAF (the "Shares") showing the name of the issuer, the certificate number, the number of Shares represented thereby, and the name of the record holder. The authorized capital stock of UAF is as follows: 125,000 shares of common stock, par value $1.00 per share, of which 108,959 shares are issued and outstanding.

                  (ii) Except as set forth on Schedule 9.3.1(b) of the Operating Agreement or as contemplated by this Agreement, the Shares constitute all the issued and outstanding shares of capital stock of UAF and no person or entity has any right to acquire any additional shares of such capital stock, any other security of UAF or, except as set forth in this Agreement, any interest in the Partnership. Except as set forth of Schedule 9.3.1(b) of the Operating Agreement or as contemplated by this Agreement, there are no outstanding proxies, subscriptions, options, warrants, rights, puts, calls, commitments, voting trusts or plans or other agreements of any character that restrict the transfer or voting rights of, require UAF to redeem or otherwise acquire, restrict the payment of dividends on, or otherwise relate to, capital stock of UAF.

                  (iii) All the Shares have been duly authorized and are
            validly issued, fully paid and nonassessable, and none of the Shares have been issued in violation of any federal or state securities or other laws, preemptive rights of any past or present shareholder of UAF, or any stock purchase agreement or other agreement to which UAF or any holder of shares of its capital stock was or is a party or by which UAF or any holder of shares of its capital stock was or is bound.

            (g) Financing Documents. Schedule 9.3.3(b) of the Operating Agreement includes true and complete copies of all loan agreements, security agreements, mortgages, deeds of trust and other documents and instruments (collectively, "Financing Documents") pursuant to which UAF is indebted to others for borrowed money.

            (h) Financial Statements. UAF has maintained its books of account in accordance with generally accepted accounting principles consistently applied. The Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied, and fairly present the financial position and the results of operations of UAF at and for the year or periods indicated therein.

            (i) Absence of Undisclosed Liabilities. Without limiting the generality of Section 6.1(f) above, UAF does not have as of the Closing Date, any material liability or obligation, whether matured, accrued, absolute, contingent, direct or indirect, nor does there exist a set of circumstances that could reasonably be expected to result in any such material liability or obligation, other than as reflected in the Financial Statements. For the purposes of this section, "material liability or obligation" means any liability or obligation in excess of $10,000, unless the liability or obligation is incurred in the ordinary course of UAF's business.

            (j) UAF Assets. UAF has, and pursuant to the UAF Bill of Sale, Assignment, Assumption and General Conveyance will convey to the Partnership, good title to, or valid leasehold interests in, or rights to use all (except for $25,000 retained by UAF for general corporate purposes) properties and assets used or held for use in the conduct of its business and all goodwill associated therewith, subject to any Encumbrances.

      6.2 Representations and Warranties of AgriMax. AgriMax represents and warrants to UAF and the UAF Members, as of the Closing Date, as follows:

            (a) Authority; Binding Effect. AgriMax has full right, power and authority to execute, deliver and perform this Agreement and the related agreements referred to herein that are to be executed, delivered and performed by AgriMax and to consummate the transactions contemplated hereby and thereby. This Agreement is, and the related agreements referred to herein that are to be executed and delivered by AgriMax are, the valid and binding agreements of AgriMax enforceable against AgriMax in accordance with their terms, except as such enforcement may be limited by the effect of bankruptcy, reorganization, insolvency and other similar creditors rights laws generally, and by equitable principles regardless of whether the preceding is brought at law or in equity. The execution, delivery and performance of this Agreement and the related agreements by AgriMax have been duly authorized by the board of directors and shareholders of AgriMax. No other proceedings on the part of AgriMax's board of directors or shareholders are necessary to authorize the execution, delivery and performance of this Agreement and the related agreements by AgriMax.

            (b) No Consents. Except for consents required pursuant to the Sublease in connection with the succession of the Partnership to the rights and duties of the Company under the Sublease, no consent of, approval by, filing with, or notice to any governmental authority or other person or entity is required for AgriMax to execute, deliver and perform this Agreement or the related agreements referred to herein that are to be executed, delivered and performed by AgriMax or to consummate the transactions contemplated hereby or thereby.

            (c) No Violations. Neither the execution and delivery of this Agreement and the related agreements referred to herein that are to be executed and delivered by AgriMax nor the consummation of the transactions contemplated hereby and thereby will result in (i) a violation or conflict with any provision of AgriMax's articles of incorporation or bylaws, (ii) the breach of, or default under, any term or provision of any contract, indebtedness, lease, encumbrance, commitment, license, franchise, permit, authorization, or concession to which AgriMax is a party or by which its assets are bound (other than a default or breach resulting from failure to obtain the consent of the lessor under the Main Lease to the extent required with respect to the transactions contemplated by this Agreement), (iii) a violation by AgriMax of any law, rule, regulation or judicial or administrative order, or (iv) an imposition of any Encumbrance on the business of AgriMax, the AgriMax Equipment or the AgriMax Intellectual Property, except as contemplated by this Agreement.

            (d) Organization, Standing and Power. AgriMax is a validly existing corporation in good standing under the laws of the state of Minnesota. AgriMax has all requisite power and authority, corporate and other, to own and operate its properties and assets, to lease any leased properties and assets used in its business, and to carry on its business as it is now being conducted. AgriMax is duly qualified and licensed to do business in every jurisdiction in which such qualification or license is required.

            (e) Compliance with Laws and Other Instruments. AgriMax is in compliance with its articles of incorporation and bylaws and with all laws, regulations and judicial and administrative orders applicable to it, to its assets, properties and rights and to the conduct of its business, and AgriMax has not received any notice or claim of a violation of any such law, rule, regulation or order.

            (f) Title to AgriMax Equipment. AgriMax has good and marketable title to the AgriMax Equipment, free and clear of all Encumbrances (other than as set forth in "Schedule 3.2(a)"), and upon execution and delivery of the AgriMax Equipment Bill of Sale, AgriMax shall convey good and marketable title to the AgriMax Equipment to the Partnership free and clear of all Encumbrances (other than as set forth in "Schedule 3.2(a)").

            (g)   Title or Right to Use AgriMax Intellectual Property.
      AgriMax owns or possesses the royalty free licenses or other rights to use all AgriMax Intellectual Property. To the best of AgriMax's knowledge, AgriMax's use of the AgriMax Intellectual Property does not infringe on or otherwise violate any copyrights, trademarks, trademark rights, service marks, service names, trade names, patents, patent rights, license, trade secrets or other proprietary rights owned by any other person or persons. There is no claim or action by any such person pending or, to AgriMax's knowledge, threatened against AgriMax with respect thereto. Upon execution and delivery of the AgriMax Intellectual Property Assignment, AgriMax shall convey good and marketable title or royalty free licenses or other rights to use the AgriMax Intellectual Property, together with all goodwill associated therewith, to the Partnership free and clear of all Encumbrances.

            (h) AgriMax Facilities Lease Agreement. The "Main Lease" (as defined in the Sublease) is in full force and effect, and AgriMax has not been notified by any other party thereto of such party's intention to terminate the Main Lease. Assuming the landlord's consent to the succession of the Partnership to the rights and duties of the Company under the Sublease is obtained, no event has occurred which constitutes or, with the giving of notice or passage of time, or both, would constitute a default by AgriMax or, to the best knowledge of AgriMax, by any other party under the Main Lease. No dispute, suit or proceeding is pending or, to the best knowledge of AgriMax, threatened in connection with the Main Lease. AgriMax has provided to UAF a complete and correct copy of the Main Lease. The AgriMax Facilities are located entirely on the premises covered by the Main Lease and AgriMax is not a party to any other lease for real property or similar agreement, whether written or unwritten, relating to the AgriMax Facilities.

      6.3 Representations and Warranties of UAF Members and Non-Member Managers. Each UAF Member and each Non-Member Manager severally and not jointly, represents and warrants to UAF and AgriMax, as of the Effective Date, as follows:

            (a) The UAF Member or Non-Member Manager has full legal capacity to execute, deliver and perform this Agreement; and

            (b) The execution, delivery and performance of this Agreement by the UAF Member or Non-Member Manager will not conflict with any undertaking, agreement, indenture, decree, order or judgment by which such UAF Member or Non-Member Manager is bound, and will not violate any law, rule or regulation applicable to such UAF Member or Non-Member Manager.


                                  ARTICLE VII
                                    CLOSING

      7.1 Closing. The Closing of the transactions contemplated by this Agreement shall take place at the offices of UAF, 6610 Anderson Road, Tampa, Florida on __________, 1995. At the Closing, this Agreement and each of the related agreements and instruments referred to herein that by the terms hereof are to be executed and delivered at the Closing shall be executed and delivered by the respective parties hereto and thereto.

      7.2 Simultaneous Transactions. The execution of this Agreement and each of the related agreements and instruments referred to herein that by the terms hereof are to be executed and delivered at the Closing and the consummation of the transactions contemplated hereby and thereby shall occur simultaneously at or as of the Closing. The performance or tender of performance of all matters applicable to a party under this Agreement shall be deemed concurrent conditions and no party shall be required to perform, or tender performance of, the obligations of such party hereunder unless, coincident therewith, each other party from whom performance is required under this Agreement and the related agreements and instruments referred to herein performs or tenders performance of its obligations.

      7.3   Post-Closing Actions.

            (a) AgriMax shall use its best efforts to obtain any consents from third parties required under the Sublease or the Main Lease in connection with the succession of the Partnership to the rights and duties of the Company under the Sublease.

            (b) UAF shall, to the extent reasonably requested by the Partnership or AgriMax, as provided in the UAF Bill of Sale, Assignment, Assumption and General Conveyance, use its best efforts to obtain any consents from third parties required in connection with the transfer of the UAF Assets to the Partnership and shall execute any instruments or documents necessary to evidence or reflect the transfer of the UAF Assets to the Partnership.


                                 ARTICLE VIII
                          INDEMNIFICATION BY AGRIMAX

      8.1 Indemnification by AgriMax. This Agreement provides for the contribution of the AgriMax Equipment and the AgriMax Intellectual Property to the Partnership and is not a sale of any stock in any entity comprising AgriMax. The Partnership is not assuming and shall not be responsible for the payment of any liabilities or obligations of AgriMax whatsoever, except as may be expressly set forth in this Agreement or any agreement which is an exhibit hereto. AgriMax shall indemnify and hold harmless the Partnership, UAF, any other partners of the Partnership, and the officers, advisors, representatives and shareholders of UAF or any such other partner of the Partnership (collectively, "Indemnitees") from and against any and all liabilities, obligations, losses, damages, judgments, claims, expenses, costs and legal fees and disbursements incurred by any of them to the extent resulting from, or arising out of, or related to (i) the ownership, use or operation of any of the AgriMax Equipment and the AgriMax Intellectual Property prior to May 1, 1995, or (ii) any other act or omission of AgriMax (including, without limitation, noncompliance with any applicable bulk transfer statutes and claims of employees and former employees of AgriMax of any kind whatsoever regarding their employment or termination by AgriMax). If any demand, action, suit, proceeding or investigation is commenced, as to which an Indemnitee proposes to demand indemnification, it shall notify AgriMax with reasonable promptness; provided, however, that any failure by an Indemnitee to notify AgriMax shall not relieve AgriMax from its obligations hereunder so long as its failure does not materially prejudice the rights of AgriMax. AgriMax shall assume the defense thereof and employ counsel of its own choosing. The Indemnitee shall have the right to employ separate counsel in any such demand, action, suit, proceeding or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of Indemnitee unless (a) the employment thereof has been specifically authorized in writing by AgriMax, (b) AgriMax has failed to assume the defense and employ counsel, or (c) the main parties to any such demand, action, suit, proceeding or investigation, include both the Indemnitee and AgriMax and Indemnitee has been advised in writing by independent counsel that the representation of Indemnitee and AgriMax by the same counsel would be inappropriate due to actual or potential differences between them, in each of which cases the reasonable fees and disbursements of counsel for Indemnitee shall be paid by AgriMax. In such event, AgriMax shall not have the right to assume the defense of such demand, action, suit, proceeding or investigation on behalf of Indemnitee. AgriMax shall not be liable for any settlement of any such demand, action, suit, proceeding or investigation effected without AgriMax's prior written consent. AgriMax shall not, without the prior written consent of Indemnitee, settle or compromise any such demand, action, suit, proceeding or investigation without such Indemnitee's prior written consent, which consent shall not be unreasonably withheld.


                                  ARTICLE IX
                              GENERAL PROVISIONS

      9.1 Arbitration. Any dispute between the parties concerning this Agreement shall be settled by arbitration conducted in Atlanta, Georgia, using the Commercial Arbitration Rules of the American Arbitration Association. The parties shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure, subject to limitation by the arbitrators to secure just and efficient resolution of the dispute. A party substantially prevailing in the arbitration shall also be entitled to recover such amount for its costs and attorney fees incurred in connection with the arbitration as shall be determined by the arbitrators. Judgment upon the arbitration award may be entered in any court having jurisdiction. Nothing herein, however, shall prevent either party from resort to a court of competent jurisdiction solely to seek injunctive relief.

      9.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, if mailed by registered or certified mail (return receipt requested), or if sent by telefacsimile confirmed in writing, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)   if to UAF or the Partnership:

                        Universal American Flowers, Inc.
                        6610 Anderson Road
                        Tampa, Florida 33634
                        Telephone No.: (813) 885-6936
                        Facsimile No: (813) 882-9918
                        Attn: President

                        with a copy to:

                        Crowe & Dunlevy
                        321 S. Boston Avenue
                        500 Kennedy Building
                        Tulsa, Oklahoma 74103-3313
                        Telephone No.: (918) 592-9800
                        Facsimile No: (918) 592-9801
                        Attn: Lon Foster, III

                  (b)   if to AgriMax:

                        AgriMax Floral Products, Inc.
                        c/o Epitope, Inc.
                        8505 S.W. Creekside Place
                        Beaverton, Oregon 97008
                        Telephone No.: (800) 234-3786
                        Facsimile No: (503) 641-8665
                        Attn: President

                        with a copy to:

                        Miller, Nash, Wiener, Hager & Carlsen
                        3500 U.S. Bancorp Tower
                        111 S.W. Fifth Street
                        Portland, Oregon 97204-3699
                        Telephone No.: (503) 2244-5858
                        Facsimile No: (503) 224-0155
                        Attn: Erich Merrill

                  (c)   if to the Company:

                        Fresche Blossoms, L.L.C.
                        3821 Barringer Drive
                        Charlotte, North Carolina 28217

                        Telephone No.: (704) 529-0071
                        Facsimile No: (704) 525-2952
                        Attn: Chairman and Chief Executive Officer

                        with copies to:

                        Crowe & Dunlevy and
                        Miller, Nash, Wiener, Hager & Carlsen
                         at their respective addresses listed above

                  (d) if to any other party, to the address of such party last shown on the records of UAF.

      9.4 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when all parties have executed a counterpart and delivered it to the other parties. At the Closing, facsimile signatures will be accepted, and the signing party shall promptly following the Closing forward to the other parties originally signed counterparts.

      9.6 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder except as otherwise expressly provided herein.

      9.7 No Transfer. This Agreement and the rights and obligations set forth herein may not be transferred or assigned by operation of law or otherwise without the consent of each party hereto. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      9.8 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

      9.9 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party, and the exercise of any one remedy will not preclude the exercise of any other.

      9.10 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

      9.11 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee, partner or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

      9.12 Mutual Drafting. This Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any such parties.

      9.13 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to its choice of law principles).

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first written above.


                                          UNIVERSAL AMERICAN FLOWERS, INC.



                                          By:     William C. McClure
                                          Name:    William C. McClure
                                          Title:       President



                                          AGRIMAX FLORAL PRODUCTS, INC.



                                          By:     Gilbert N. Miller
                                          Name:      Gilbert N. Miller
                                          Title: Executive Vice President
                                          Date:  October 27, 1995

                                          UAF, L.P.

                                          By: UNIVERSAL AMERICAN FLOWERS,
                                                INC., General Partner



                                          By: William C. McClure
                                          Name:   William C. McClure
                                          Title:     President


                                          FRESCHE BLOSSOMS, L.L.C.

                                          By: William C. McClure
                                          Name: William C. McClure
                                          Title: Chairman and Chief Executive
                                                      Officer








                                          William C. McClure
                                           WILLIAM C. MCCLURE


                                          Gay W. Butler
                                          GARY W. BUTLER


                                          Dorothea J. Owens
                                          DOROTHEA J. OWENS


                                          Timothy C. Finn
                                          TIMOTHY C. FINN


                                          John W. Suber, Jr.
                                          JOHN W. SUBER, JR.


                                          Anthony J. Wright
                                          ANTHONY J. WRIGHT


                                          Doug Bauer
                                          DOUG BAUER


                                          Roxanne E. Bakula
                                          ROXANNE E. BAKULA

      Epitope, Inc., an Oregon corporation, the indirect parent corporation of AgriMax, hereby unconditionally and irrevocably guarantees the due and punctual payment when due of all sums which may be payable by AgriMax, and the due and punctual performance of each and every obligation of AgriMax to be performed, under this Agreement and under all agreements which are exhibits to this Agreement.

                                          EPITOPE, INC.



                                          By:    Gilbert N. Miller
                                          Name:   Gilbert N. Miller
                                          Title: Executive Vice President
                                          Date:  October 27, 1995

                                  Exhibit 2.1

                        Assignment of Company Interests

                      ASSIGNMENT OF COMPANY INTERESTS


      For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, _____________ ("Assignor"), does hereby assign, transfer and convey to Universal American Flowers, Inc., a Florida corporation ("UAF"), all of Assignor's right, title and interest in and to the interests of Assignor in the Company (the "Company Interests"), including, without limitation, (i) any and all rights to receive a distributive share of the income and losses of the Company (regardless of when earned or incurred), (ii) any and all rights to receive a distributive share of the Company's assets, (iii) any and all rights to participate in the management and affairs of the Company (if any), (iv) any and all rights to vote on certain matters, and (v) all other rights of the Assignor with respect to the Company as set forth in the Operating Agreement of the Company and applicable law, free and clear of any and all Encumbrances. This Assignment is being executed and delivered by Assignor pursuant to the terms of the AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") dated as of __________, 1995, among UAF, the Company, Assignor and certain other parties named therein. All capitalized terms used in this Assignment shall have the meanings as in the Agreement.

      Assignor agrees that Assignor shall take such additional action as may be reasonably requested by UAF to effect the assignment and transfer of all the Company Interests and to assist and cooperate with UAF in any proceedings involving the Company Interests. Requested action shall be taken at UAF's expense.

      IN WITNESS WHEREOF, the undersigned has executed in and delivered this Assignment as of the __ day of ____________, 1995.




                                    ___________________________________
                                                (Signature)

                                    ___________________________________
                                                (Print Name)

                              Exhibit 3.2(a)

                      AgriMax Equipment Bill of Sale

                          EQUIPMENT BILL OF SALE

      For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, AgriMax Floral Products, Inc., a Minnesota corporation ("AgriMax"), does hereby grant, bargain, transfer, sell, assign, convey and deliver to UAF, L.P., a Delaware limited partnership, all of AgriMax's right, title and interest in and to the AgriMax Equipment free and clear of any and all Encumbrances. This Bill of Sale is being executed and delivered by AgriMax pursuant to the terms of the AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") dated as of _______________, 1995 among UAF, L.P., AgriMax, Fresche Blossoms, L.L.C., a Delaware limited liability company, Universal American Flowers, Inc., a Florida corporation, and certain other persons named in the Agreement. All capitalized terms used in this Bill of Sale shall have the same meanings as in the Agreement.

      EXCEPT AS EXPRESSLY PROVIDED IN THE AGREEMENT, THIS CONVEYANCE OF THE AGRIMAX EQUIPMENT BY AGRIMAX TO UAF, L.P. IS "AS-IS, WHERE-IS," WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, REPRESENTATIONS OR WARRANTIES WITH RESPECT TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR VALUE).

      Executed in Beaverton, Oregon, on _____________, 1995.


                                    AGRIMAX FLORAL PRODUCTS, INC.


                                    By: _________________________
                                    Name: _______________________
                                    Title: ______________________

                              Exhibit 3.2(b)

                 AgriMax Intellectual Property Assignment

                     INTELLECTUAL PROPERTY ASSIGNMENT

      For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, AgriMax Floral Products, Inc., a Minnesota corporation ("AgriMax"), does hereby assign and transfer to UAF, L.P., all of AgriMax's right, title and interest in and to the AgriMax Intellectual Property (as defined below) free and clear of any and all Encumbrances (as defined below), together with all goodwill associated therewith. This Assignment is being executed and delivered by AgriMax pursuant to the terms of the AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") dated as of __________, 1995, among UAF, L.P., AgriMax, Fresche Blossoms, L.L.C., a Delaware limited liability company, Universal American Flowers, Inc., a Florida corporation, and certain other persons named in the Agreement. For purposes of this Assignment, the following terms shall have the following meanings:

            (i) "AgriMax Intellectual Property" means the trademarks Fresche Blossoms(R) (U.S. Reg. No. - 1,815,566; Reg. Date - January 4, 1994) and Everguard(R) (U.S. Reg. No. - 1,792,277; Reg. Date - September 14, 1993) and Fresche Blossoms Express(TM), the formula for the Everguard preservative, any AgriMax trade secrets existing on May 1, 1995 and all permits, licenses and franchises used by AgriMax in its packaged fresh flower and floral preservative distribution business as of May 1, 1995, to the extent transferable); and

            (ii) "Encumbrance" means any mortgage, claim, charge, lien, encumbrance, easement, limitation, restriction, commitment, or security interest, except statutory liens securing taxes, assessments, and payments not yet due, or liens incurred in the ordinary course of business (including liens in favor of mechanics or materialmen).

      EXCEPT AS EXPRESSLY PROVIDED IN THE AGREEMENT, THIS ASSIGNMENT OF THE AGRIMAX INTELLECTUAL PROPERTY BY AGRIMAX TO UAF, L.P. IS "AS-IS, WHERE-IS," WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, REPRESENTATIONS OR WARRANTIES WITH RESPECT TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR VALUE).

      Agrimax agrees that it shall take such additional action as may be reasonably requested by UAF, L.P. to effect the assignment and transfer of all the AgriMax Intellectual Property, to cause the same to be made of record where required, and to assist and cooperate with UAF, L.P. in any proceedings involving the AgriMax Intellectual Property. Requested action shall be taken at UAF, L.P.'s expense.

      Executed in Beaverton, Oregon, on ___________,  1995.


                                    AGRIMAX FLORAL PRODUCTS, INC.


                                    By: __________________________
                                    Name: ________________________
                                    Title: _______________________

                                Exhibit 3.3

                 UAF Bill of Sale, Assignment, Assumption
                          and General Conveyance

                   BILL OF SALE, ASSIGNMENT, ASSUMPTION
                     AND GENERAL CONVEYANCE AGREEMENT

      THIS BILL OF SALE, ASSIGNMENT, ASSUMPTION AND GENERAL CONVEYANCE AGREEMENT ("Agreement") dated as of __________, 1995 is entered into by and between Universal American Flowers, Inc., a Florida corporation (the "Corporation"), and UAF, L.P. a Delaware limited partnership (the
"Partnership").

                           W I T N E S S E T H:

      WHEREAS, the Corporation and the Partnership are parties to an Agreement and Plan of Reorganization dated as of __________, 1995 (the "Reorganization Agreement"); and

      WHEREAS, pursuant to the Reorganization Agreement the Corporation has agreed to sell, assign and convey all of its assets to the Partnership and the Partnership has agreed to assume all of the liabilities of the Corporation;

      NOW, THEREFORE, in consideration of the premises contained herein and in the Reorganization Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

      1. Sale, Assignment and Conveyance of Assets. Subject to the terms and conditions herein set forth, the Corporation hereby sells, transfers, conveys, assigns and delivers to the Partnership to have and to hold forever, and the Partnership hereby accepts, all of the Corporation's right, title and interest in and to any and all of the assets of the Corporation of whatever kind or nature, real, personal, mixed, tangible, intangible, contingent or vested, as the same shall exist on the date hereof, including, but without limiting the generality of the foregoing, all machines and machinery, tools, appliances, fixtures, vehicles and equipment; all inventories of raw materials, work in process, finished products and stock in trade; all furniture, fixtures, furnishings, office equipment and supplies; all investments and securities; the business of the Corporation as a going concern together with the good will attaching thereto; all letters patent, patent rights, inventions, processes, formulae, trademarks, trade secrets and applications thereof; all contracts, claims, notes, accounts receivable, rights and choses in action; all moneys, cash (except as specifically indicated below), bank credits or deposits, all duties and taxes recoverable; all policies of insurance of whatsoever nature (life, group life, fire, public liability, business interruption, and every other type); all fidelity, contract and other bonds; all memberships, agencies and permits, all deferred charges, advance payments, prepaid items, advance receipts, and other deferred and prepaid assets and credits of all kinds; all equitable interests in property whether standing in the name of the Corporation or in the name of any other person, firm or corporation for the use and benefit of the Corporation; all copyrights, trade names, trade brands, drawings and engineering plans, customer lists and directory listings; all contracts for the purchase of raw materials and supplies, for the sale of goods, for service or employment whether professional or non-professional, technical or non-technical; all restrictive covenants and obligations of present and former officers and employees of the Corporation and of individuals and corporations from whom the Corporation acquired property; all agreements with sales agents, representatives and dealers; all other contracts, arrangements or agreements of the Corporation of any kind whatsoever; all books of account, files, papers and records; and any and all other things of value (all of the foregoing being collectively referred to herein as the "UAF Assets"); provided, however, the properties and assets transferred hereby shall not include (i) the corporate minute books and stock transfer records of the Corporation and (ii) $25,000 in cash to be retained by the Corporation for general corporate purposes.

      2. Assumption of Liabilities and Obligations. Subject to the terms and conditions herein set forth, the Partnership hereby assumes and agrees to perform, observe, satisfy and fulfill all of the duties, liabilities and obligations of the Corporation, whether direct or indirect, contingent or otherwise, now existing or hereafter arising, under, pursuant to or in connection with all contracts, agreements, arrangements, debts, covenants, accounts, indemnities, claims, charges, taxes, suits, actions, damages, executions, judgments, assessments or other liabilities or obligations of any nature whatsoever of or affecting the Corporation in existence as of the date hereof or arising from or relating to actions or omissions of the Corporation prior to the date hereof.

      3. Power of Attorney. The Corporation hereby constitutes and appoints the Partnership the true and lawful attorney of the Corporation, with full power of substitution, in the name of the Corporation or otherwise, to demand and receive any and all of the UAF Assets, and any part thereof, and from time to time to institute and prosecute, for the benefit of the Partnership, any and all proceedings at law, in equity or otherwise, which the Partnership may deem proper for the collection or reduction to possession of any of the UAF Assets or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred or assigned, or intended so to have been, and to do all acts and things in relation to the UAF Assets which the Partnership shall deem advisable.

      4. Further Assurances. The parties agree to execute and deliver all documents and instruments, and to perform or cause to be performed such further acts or things, as may be reasonably necessary to carry out the intended assignments, assumptions and other transactions contemplated by this Agreement. In furtherance of the foregoing, the Corporation agrees, to the extent reasonably requested by the Partnership or AgriMax Floral Products, Inc., to obtain any consents from third parties required in connection with the conveyance of the UAF Assets, to execute any instruments or documents necessary to evidence or reflect the conveyance of the UAF Assets to the Partnership, to cause the same to be made of record, and to assist and cooperate with the Partnership in any proceedings involving the UAF Assets or the liabilities and obligations assumed hereunder by the Partnership. Any requested action shall be at the expense of the Partnership.

      5. Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THE REORGANIZATION AGREEMENT, THIS CONVEYANCE OF THE UAF ASSETS BY THE CORPORATION TO THE PARTNERSHIP IS "AS-IS, WHERE-IS," WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, REPRESENTATIONS OR WARRANTIES WITH RESPECT TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR VALUE). THE PARTNERSHIP ACCEPTS THE UAF ASSETS SUBJECT TO ANY AND ALL MORTGAGES, CLAIMS, CHARGES, LIENS, EASEMENTS, LIMITATIONS, RESTRICTIONS, COMMITMENTS, SECURITY INTERESTS AND OTHER ENCUMBRANCES OF ANY NATURE WHATSOEVER.

      6. Amendment. This Agreement shall not be amended, except pursuant to a writing executed by all of the parties hereto.

      7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

      8. Entire Agreement. This Agreement and the Reorganization Agreement set forth the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement (written or oral) of intent. Except as expressly provided for herein, no provision of this Agreement shall be construed to confer any rights, or remedies on any person other than the Corporation or the Partnership.

      9. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      10. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware.

      IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

                                    UNIVERSAL AMERICAN FLOWERS, INC.,
                                    a Florida corporation


                                    By: ________________________________
                                    Name: ______________________________
                                    Title:_______________________________


                                    UAF, L.P.,
                                    a Delaware limited partnership

                                    By: Universal American Flowers, Inc.,
                                            General Partner


                                    By: ________________________________
                                    Name: ______________________________
                                    Title:_______________________________

                                Exhibit 5.1

                    Restricted Stock Purchase Agreement

                    RESTRICTED STOCK PURCHASE AGREEMENT

      THIS RESTRICTED STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into effective as of the ____ day of _______, 1995 by and between Universal American Flowers, Inc., a Florida corporation (the "Company") and _________________ (the "Purchaser").

                                WITNESSETH:

      WHEREAS, Purchaser is an employee of UAF, L.P., a limited partnership organized under the laws of Delaware (the "Employer");

      WHEREAS, the Company is the general partner of the Employer and has significant interests in the growth and financial success of the Employer;

      WHEREAS, Purchaser's continued employment by Employer is considered by the Company to be important for the growth and financial success of Employer; and

      WHEREAS, in order to encourage the continued participation of Purchaser in the business of Employer, the Company is willing to sell to Purchaser and Purchaser desires to purchase shares of the common stock, par value $1.00 per share ("Common Stock"), of the Company.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

      1.    Purchase of Shares by Purchaser.

            1.1 Purchase of Shares; Consideration. The Company hereby sells to Purchaser and Purchaser hereby purchases from the Company 3,959 shares of the Company's Common Stock (the "Shares") in consideration of the payment by Purchaser to the Company, simultaneously with the execution and delivery hereof, of $100, an amount which, together with services previously performed for Employer by Employee have been determined by the Board of Directors of the Company to constitute adequate consideration for the issuance of the Shares within the meaning of Section 621(3) of the Florida Business Corporation Act.

            1.2 Delivery of Certificates. The certificates representing the Shares shall be held in escrow as provided in Section hereof.

      2. Restrictions on Transfer of Shares by Purchaser. For so long as the Shares remain subject to the Purchase Option (as defined in Section 3.2), Purchaser shall not sell, assign, donate, transfer, pledge, hypothecate or otherwise dispose of (collectively, "Transfer"), or enter into any agreement for the Transfer of, any of the Shares, without the express prior written consent of the Company in its sole discretion.

      3.    Repurchase Option of the Company.

            3.1 Trigger Event. Each of the following events shall constitute a "Trigger Event":

                  (a) the termination of employment of Purchaser by Employer, or any parent or subsidiary of Employer, in a full-time capacity, for any reason, with or without cause including, without limitation, involuntary termination, permanent disability or death of the Purchaser;

                  (b) Purchaser becomes a debtor under the United States Bankruptcy Code (voluntarily or involuntarily);

                  (c) Purchaser makes a general assignment for the benefit of creditors or permits any of the Shares to be attached or levied upon or to become subject to judicial sale or execution of judgment; or

                  (d) Purchaser would, but for this Agreement, be required to involuntarily Transfer any of the Shares as a result of any other event.

            3.2 Purchase Option. Upon the occurrence of a Trigger Event, Purchaser shall be deemed, immediately before such Trigger Event occurs, to have made an offer to the Company to repurchase all of the Shares, and the Company shall have the right and option ("Purchase Option") to repurchase all of such Shares as set forth in this Section 3 at an aggregate purchase price of $100 (the "Option Purchase Price").

            3.3 Exercise of Purchase Option. Within thirty (30) days after the date of any termination of employment of Purchaser as provided in Section 3.1 (a), the Company shall notify Purchaser as to whether the Company wishes to purchase all of the Shares pursuant to the Purchase Option. Immediately upon the occurrence of a Trigger Event other than termination of employment as described in Section 3.1(a), Purchaser (or Purchaser's heirs at law or legal representatives) shall deliver written notice to the Secretary of the Company of the occurrence of such Trigger Event. Within twenty (20) days following receipt of such notice from Purchaser (or Purchaser's heirs at law or legal representatives), the Company shall notify Purchaser (or Purchaser's heirs at law or legal representatives) whether the Company wishes to purchase all of the Shares pursuant to the Purchase Option. If the Company elects to exercise the Purchase Option, the closing of the purchase and the payment of the purchase price shall be as provided in
      Section 4.

            3.4 Effect of Non-Exercise of Purchase Option. If the Purchase Option becomes exercisable as a result of the occurrence of a Trigger Event described in Section 3.1 and the Purchase Option is not exercised by the Company within the time period allotted in
      Section 3.3 after proper notice from Purchaser (or Purchaser's heirs at law or legal representatives), the Purchase Option shall expire.

            3.5 Expiration of Purchase Option. If not earlier terminated pursuant to the provisions of this Agreement, the Purchase Option shall expire at 5:00 p.m., Eastern Time, on the tenth anniversary of the date hereof.

      4. Closing. The closing of any purchase of the Shares by the Company pursuant to this Agreement shall be held at the principal place of business of the Company on a date determined by the Company but not more than fifteen (15) days following the date upon which the Company shall have exercised the Purchase Option, or at such other place and such other time as the parties may agree. At any such closing, certificates representing the Shares being purchased, duly endorsed, free and clear of all liens and encumbrances, and ready for transfer, shall be delivered to the Company in exchange for the Option Purchase Price.

      5. Effect of Certain Corporate Transactions. In the event of any of a merger, consolidation, reorganization or acquisition in which the Company is not the surviving entity, the Purchase Option shall remain in effect and, to the extent applicable, this Agreement and the Purchase Option hereunder shall be deemed to be assigned to the surviving or successor entity, unless prior to or in connection with such Transaction the Board of Directors of the Company shall determine that the Purchase Option shall lapse.

      6. Capital Changes and Adjustments. If, from time to time during the term of this Agreement:

                  (i) there is any stock dividend, stock split, dividend of property other than cash, reclassification or other change in the character or amount of any of the outstanding securities of the Company; or

                  (ii) there is any reorganization, consolidation or merger of the Company with another corporation or other entity;

      then, except as otherwise expressly provided in Section 5, in such event, any and all new, substituted or additional securities, or other property, other than cash, to which Purchaser is entitled by reason of Purchaser's ownership of the Shares shall be immediately subject to this Agreement, shall be deposited with the Escrow Agent and shall be included in the word "Shares" for all purposes with the same and force and effect as the Shares then subject to the Purchase Option. While the aggregate Option Purchase Price shall remain the same after each such event, the applicable Option Purchase Price per Share payable upon exercise of the Purchase Option shall be appropriately adjusted.

      7.    Shareholders Agreement.

            7.1 Shareholders Agreement. The Company and/or its holders of fifty percent (50%) or more of the Company's Common Stock are parties to any shareholder agreement or other agreement affecting generally dispositions of common stock by shareholders, (a
      "Shareholders Agreement") then, if requested by the Company, Purchaser shall be bound by and subject to the terms of the Shareholders Agreement as a shareholder thereunder.

            7.2 Transfer of Shares to Third Parties. In the event that any or all of the Shares are proposed to be transferred to any party other than to the Company pursuant to the Purchase Option, under any circumstances whatsoever (including, without limitation, any Transfer, whether voluntary or involuntary, resulting from a Trigger Event pursuant to which the Company elected not to exercise the Purchase Option), then any such Transfer shall be conducted in accordance with the provisions of any Shareholders Agreement then in effect as if Purchaser were then a party thereto (including, without limitation, all rights of first refusal for the benefit of other shareholders and other provisions thereof) and any transferee shall acquire the Shares subject to the Shareholders Agreement and shall become a party thereto and be bound by the terms thereof.

      8.    Tax Matters.

            8.1 Valuation of Shares. Purchaser understands that the Shares have been valued by the Board of Directors for the purpose of sale pursuant to this Agreement, and that the Company believes such valuation represents a fair attempt at reaching an accurate appraisal of their worth. Purchaser also understands, however, that the Company can give no assurances that such price is in fact the fair market value of the shares and that it is possible that the Internal Revenue Service would successfully assert that the value of the Shares on the date of purchase is substantially greater than so determined. If the Internal Revenue Service were to succeed in a determination that the Shares had value greater than the purchase price, the additional value could constitute ordinary income to Purchaser as of the date of its receipt. Additional taxes (and interest) due could be payable by Purchaser, and there is no provision for the Company to reimburse Purchaser for that tax liability. Purchaser assumes all responsibility for such potential tax liability.

            8.2   Section 83(b) Election.  Purchaser understands that
      Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, "restriction" means the right of the Company to repurchase the Shares pursuant to the Purchase Option. Purchaser understands that Purchaser may elect to be taxed at the time the Shares are purchased rather than when the Purchase Option expires by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the date of purchase. Even if the fair market value of the Shares equals the amount paid for the Shares (and thus no tax is payable), the election must be made to avoid adverse tax consequences in the future. Purchaser understands that failure to make this filing in a timely manner will result in the recognition of ordinary income by Purchaser, when the Purchase Option lapses, on the amount, if any, by which the fair market value of the Shares at the time such restrictions lapse exceeds the purchase price of the Shares.


            PURCHASER ACKNOWLEDGES THAT IT IS PURCHASER'S SOLE
      RESPONSIBILITY AND NOT THE COMPANY'S TO TIMELY FILE THE ELECTION UNDER SECTION 83(b) EVEN IF PURCHASER REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON PURCHASER'S BEHALF.

            8.3 Notice of Tax Election. If Purchaser makes any tax election relating to the tax treatment of the Shares under the Code, at the time of such election Purchaser shall promptly notify the Company of such election.

      9. Escrow. As security for the faithful performance of the terms of this Agreement and to insure the availability for delivery of the Shares upon exercise of the Purchase Option, Purchaser hereby delivers for deposit with the Secretary of the Company, or such other person designated by the Company, as escrow agent in this transaction ("Escrow Agent"), two stock assignments duly endorsed (with date and number of shares blank) together with the certificate or certificates evidencing the Shares. Such documents are to be held by the Escrow Agent and delivered by the Escrow Agent pursuant to the following instructions of the Company and Purchaser:

            (a) In the event the Company exercises the Purchase Option, Purchaser and the Company hereby irrevocably authorize and direct the Escrow Agent to execute the transaction contemplated by any notice of exercise of the Purchase Option in accordance with the terms of such notice and this Agreement.

            (b) In connection with such transaction the Escrow Agent is directed to (i) to date the stock assignment necessary for the transfer in question, (ii) to fill in the number of shares being transferred, and (iii) to deliver such assignment, together with the certificate evidencing the Shares to be transferred, to the Company against the delivery of the Option Purchase Price.

            (c) Purchaser irrevocably authorizes the Company to deposit with the Escrow Agent any certificates evidencing the Shares to be held by the Escrow Agent hereunder and any additions and substitutions to said Shares as described in this Agreement. Purchaser irrevocably constitutes and appoints the Escrow Agent as Purchaser's attorney-in-fact and agent for the term of this escrow to execute all documents appropriate to make such securities negotiable and to complete any transaction herein contemplated.

            (d) Upon the expiration or termination of the Purchase Option as to the Shares as provided in this Agreement, the Escrow Agent will deliver to Purchaser the certificate or certificates representing such Shares and the escrow shall thereafter terminate as to such Shares.

            (e) If at the time of termination of this escrow the Escrow Agent has possession of any documents, securities, or other property belonging to Purchaser, the Escrow Agent shall deliver such property to Purchaser, and be discharged of all further obligations hereunder.

            (f) The responsibilities of the Escrow Agent hereunder shall terminate if the Secretary of the Company shall cease to be the Secretary or if the Escrow Agent shall resign by written notice to each party. In the event of any such termination, the Company shall appoint a successor Escrow Agent. In the absence of such appointment, the President of the Company shall be the Escrow Agent.

            (g) It is understood and agreed that should any dispute arise with respect to the delivery, ownership, or right of possession of the Shares held by the Escrow Agent hereunder, the Escrow Agent is authorized to retain without liability to anyone all or any part of said Shares until such disputes shall have been settled either by mutual written agreement or by a court order, decree, or judgment, if applicable, but the Escrow Agent shall be under no duty whatsoever to institute or defend such proceedings.

            (h) By signing this Agreement, the Escrow Agent becomes a party hereto only for the purpose of executing the instructions set forth in this Section 10 and does not otherwise become a party to this Agreement.

      10.   Securities Law Compliance.

            10.1 Absence of Registration. Purchaser is aware that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws and have been issued to Purchaser in reliance upon exemptions from the registration requirements of the Act and applicable state securities laws.

            10.2 Investment Representations. In connection with the Purchaser's acquisition of the Shares from the Company pursuant to this Agreement, Purchaser hereby represents and warrants to the Company as follows:

                  (a) Investment Intent. Purchaser is aware of and familiar with the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach a knowledgeable and informed decision to acquire the Shares. Purchaser is acquiring the Shares for investment for his own account, not for resale, without any intention of or view toward or for participating, directly or indirectly, in a distribution of the Shares or any portion thereof.

                  (b) Representatives. Purchaser has consulted with such professional advisors (the "Representatives"), if any, as Purchaser has seen fit in connection with this proposed investment.

                  (c)  Experience.  Purchaser and Purchaser's
            Representatives, if any, have such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of investment in the Shares.

                  (d) Risks. Purchaser understands that an investment in the Company is speculative, that any possible profits therefrom are uncertain, and that Purchaser must bear the economic risks of the investment in the Company for an indefinite period of time. Purchaser is able to bear these economic risks and to hold the Shares for an indefinite period.

                  (e)  Information.  Purchaser and Purchaser's
            Representatives, if any, have received all information and data with respect to the Company which Purchaser or Purchaser's Representatives have requested and have deemed relevant in connection with an evaluation of the merits and risks of this investment in the Company, and do not desire any further information or data with respect to the Company or the purchase of the Shares.

                  (f)  Legends.  Purchaser understands and agrees that
            (i) the legends set forth in Section 12 will be placed on the certificate(s) evidencing the Shares and on, as applicable, certificate(s) issued to transferees; (ii) the stock records of the Company will be noted with respect to such restrictions; and (iii) the Company will not be under any obligation to register the Shares or to comply with any exemption available for resale of the Shares without registration.

                  (g) Restrictions on Resale. Purchaser understands that, under relevant securities law requirements, the Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. The Company is under no obligation to so register the Shares. Purchaser understands that Rule 144 of the Securities and Exchange Commission permits limited public resale of securities acquired in a non-public offering subject to satisfaction of certain conditions. Purchaser understands that the Company may not be satisfying, and is not obligated to satisfy, any requirement of Rule 144 at such time as Purchaser might wish to sell any of the Shares, and, if so, Purchaser might be precluded from selling any of the Shares under Rule 144.


      10.3 Further Limitations on Disposition. Without in any way limiting the representations set forth above, Purchaser further agrees that Purchaser shall in no event make any disposition of any portion of the Shares unless and until:

                        (i)(A) there is in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or, (B)(1) Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, (2) Purchaser shall have furnished the Company with an opinion of the Purchaser's counsel to the effect that such disposition will not require registration of such shares under the Act and (3) such opinion of the Purchaser's counsel shall have been concurred in by counsel for the Company and the Company shall have advised Purchaser of such concurrence; and

                        (ii)  there has been compliance with all
                  requirements of this Agreement.

            10.4  Disclosures Pursuant to State Securities Laws.
      Purchaser is aware of and understands the following:

            (i) IN MAKING AN INVESTMENT DECISION PURCHASER MUST RELY ON PURCHASER'S OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE SHARES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            (ii) THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. PURCHASER SHOULD BE AWARE THAT PURCHASER WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

            (iii) UNDER THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT Section 517.061(11)(a)(5), SUBSCRIPTIONS FOR THE SHARES BY EACH PERSON WHO IS A RESIDENT OF THE STATE OF FLORIDA (A "FLORIDA PURCHASER") MAY (IF THE REQUIREMENTS OF SUCH ACT ARE SATISFIED) BE VOIDABLE BY EACH SUCH FLORIDA PURCHASER FOR A PERIOD EXPIRING ON THE THIRD DAY AFTER THE FLORIDA PURCHASER'S TENDER OF CONSIDERATION FOR THE SHARES. If a Florida Purchaser exercises the right to void his or her purchase, the purchase price paid shall be returned to the Florida Purchaser by the Company and such Florida Purchaser shall thereafter cease to have any interest in the Shares.

      11. Legends on Shares. Each certificate representing the Shares shall have conspicuously printed on it the following legends:

            (i) "THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF THE VARIOUS STATES, AND HAVE BEEN ISSUED AND SOLD PURSUANT TO AN EXEMPTION FROM THE ACT, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED BY THE HOLDER THEREOF AT ANY TIME EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT COVERING THESE SHARES, OR (2) UPON DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT THESE SHARES MAY BE TRANSFERRED WITHOUT REGISTRATION."

            (ii) "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE
      REGISTERED HOLDER OR HIS PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION."

            (iii) Any legend required to be placed thereon by any state securities commissioner or the applicable blue sky laws of any state.

      12. Improper Disposition of Shares. If any of the Shares shall be disposed of otherwise than in accordance with the terms and conditions of this Agreement, such disposition shall be of no force, effect or validity. Alternatively, at the option of the Company, instead of treating such transfer as a nullity, the Company shall have the right, exercisable at any time prior to the expiration of six (6) months after the Company received written or other notice of such disposition, to purchase such Shares as if a notice of offer had been timely given as provided in Section 3. In enforcing such rights, the Company may hold and refuse to transfer any stock, or any certificate therefor, tendered to it for transfer, in addition to, and without prejudice to, any and all other rights or remedies which may be available to the Company.

      13. Employment at Will. The parties acknowledge that Purchaser's employment relationship with Employer is at the will of either party, unless otherwise agreed in writing, and that nothing in this Agreement shall affect in any manner whatsoever the right or power of Purchaser or Employer, or a parent or subsidiary of Employer, to terminate Purchaser's employment.

      14. Rights as a Shareholder. Subject to the provisions and limitations hereof, Purchaser shall be entitled to exercise all rights and privileges of a shareholder of the Company with respect to the Shares.

      15.   Miscellaneous Provisions.

            15.1  Additional Actions.     The parties will execute such
      further instruments and take such further action as may reasonably be necessary to carry out the intent of this Agreement.

            15.2 Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by regular or certified mail with postage and fees prepaid, addressed, if to Purchaser, at Purchaser's address set forth on the signature page hereto and, if to the Company, at the address of its principal corporate offices (Attention: President) or at such other address as such party may designate by ten days' advance written notice to the other party.

            15.3 Assignment. Rights and obligations under this Agreement may not be assigned without the written consent of each of the parties hereto, except that the Company may assign its rights and delegate its duties under this Agreement in connection with any certain Transaction as provided in Section 5 without the prior consent of Purchaser. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon heirs, executors, administrators, successors and assigns of the parties.

            15.4 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed a waiver of any other or subsequent breach or condition, whether of like or different nature.

            15.5 Cancellation of Shares. If the Company shall make available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Shares to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the person from whom such Shares are to be repurchased shall no longer have any rights as a holder of such Shares (other than the right to receive payment of such consideration in accordance with this Agreement), and such Shares shall be deemed purchased in accordance with the applicable provisions hereof and the Company shall be deemed the owner and holder of such shares, whether or not the certificates therefor have been delivered as required by this Agreement.

            15.6 Entire Agreement. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.

            15.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, as such laws are applied to contracts entered into and performed in such State.

            15.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            15.9 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired in any way and shall be construed in accordance with the purpose and terms of this Agreement.

            15.10 Amendments. This Agreement may not be amended, modified or supplemented except by a writing executed by both parties.

            15.11 Headings. The section headings contained in this Agreement are included for convenience of reference only and are not intended by the parties to be a part of or to affect the meaning or interpretation of this Agreement.

            15.12 Jurisdiction, Venue and Waiver of Jury Trial.   Any
      suit, action or proceeding with respect to this Agreement shall be brought exclusively in the Florida state courts of competent jurisdiction in Hillsborough, County, Florida or in the United States District Court in which the City of Tampa is located. ALL PARTIES HEREBY IRREVOCABLY WAIVE ANY OBJECTIONS WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE PERSONAL JURISDICTION OR VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN SUCH COURT AND HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY FURTHER IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

            15.13 Specific Performance and Injunctive Relief. The parties hereto declare that it may be impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable and that injunctive relief shall be available. If any party hereto or his heirs, personal representatives or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

            15.14 Remedies Cumulative. All remedies available to the parties or herein expressly conferred shall be deemed cumulative with and not exclusive of any other remedies expressly conferred hereby or available to any party, and the exercise of any one remedy shall not preclude the exercise of any other.

            15.15 Attorneys' Fees. The prevailing party in any legal action arising out of this Agreement shall be entitled, in addition to any other rights and remedies such party may have, to reimbursement for its expenses, including costs and reasonable attorneys' fees.

      16. Pledge of Shares to Bank. The parties acknowledge that the Purchaser has pledged the Shares to Sun Bank, National Association ("Bank") pursuant to a Pledge Agreement by and among Purchaser, Bank and certain other parties named therein (the "Pledge Agreement"). Anything to the contrary in this Agreement notwithstanding, the parties agree that the Shares shall be subject in all respects to the Pledge Agreement and that the rights of the parties pursuant to this Agreement shall be subordinate to the rights of Bank under the Pledge Agreement. The parties further agree not to exercise any right pursuant to this Agreement in a manner that would violate the provisions of the Pledge Agreement. In furtherance of the foregoing, certificates evidencing the Shares shall be held by Bank pursuant to the Pledge Agreement and only upon release by Bank shall be deposited with the Escrow Agent pursuant to this Agreement.



               [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:                                COMPANY:



____________________________              UNIVERSAL AMERICAN FLOWERS,
INC.
      (Signature)

                                          By: _______________________
_____________________________
         (Print Name)                     Name: _____________________
___________________________
                                          Title:_____________________
____________________________

_____________________________
_____________________________
      (Address)


WITH RESPECT TO SECTION 9 ONLY:

ESCROW AGENT


____________________________
      (Signature)

____________________________
      (Print Name)

                                    CONSENT

      The undersigned spouse of Purchaser agrees that the spouse's interest in the Shares subject to this Agreement shall be irrevocably bound by this Agreement and further understands and agrees that any community property interest, if any, shall be similarly bound by this Agreement.

Date: _________________________                 ________________________
                                                Spouse of Purchaser

                                 Schedule 1.3

                     List of Additional AgriMax Equipment



      1.    Haworth systems furniture.
      2.    AccPac accounting software.
      3.    AST portable computer.
      4.    Telemagic marketing software.
      5.    Illinois Instruments headspace analyzer (Model 3600)  6.    Gage
            marketing stands.

                                Schedule 3.2(a)
                 Encumbrances Pertaining to AgriMax Equipment


1. Interest of Northstate International Trucks in 1994 Mitsubishi truck evidenced by Retail Installment Contract dated August 24, 1993.